EXHIBIT 10.1

April 21, 2020

Mr. Zachary King

Transmitted via E-mail: zachary.king@usa-truck.com

Dear Zach,

On behalf of USA Truck, Inc. (the "Company"), I am pleased to offer you promotion to the position of Senior Vice President and Chief Financial Officer, reporting to the Chief Executive Officer and President of the Company, effective April 21, 2020. The following outlines the terms of employment, but does not constitute a contract of employment or a guarantee of employment. This offer is subject to approval by the Company's Board of Directors and your compensation package as outlined is subject to approval of the Executive Compensation Committee of the Company's Board of Directors (the "Committee").

Base Salary. Your starting base salary will be $20,000.00 per month annualized to $240,000, less applicable taxes, deductions, and withholdings, paid monthly and subject to annual review. The Company's regularly scheduled pay days are currently on the last day of every month.

Key Management Incentive Plan. You will participate in the established Key Management Incentive Plan, subject to the approval of the Committee and the Board of Directors. For 2020 the Plan consists of the following for your position:

Cash Incentive. A target cash incentive of 50% of your annualized base salary, pro-rated based on the period of time you are employed at the Company as Senior Vice President and Chief Financial Officer during 2020 and less applicable taxes, deductions and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the 2020 Cash Bonus Plan). Your actual plan payout will depend on the Company's and your individual performance relative to pre-established goals, subject to and governed by the terms and requirements of the 2020 Cash Bonus Plan as determined by the Committee. The maximum achievable under the plan is 175% of your target. You are eligible for this pro-rated incentive bonus pursuant to the 2020 Cash Bonus Plan.

Equity Incentive. Equity Incentive. A target equity grant of restricted shares of the Company's common stock equal to up to 75% of your annualized base salary for 2020 under the 2020 Equity Incentive Plan (the "2020 EIP") to be established by the Committee. The number of restricted shares awarded will be based upon your annualized base salary and the closing price of the Company's common stock on the award date. 40% time-based and the balance will be performance-based. The time-based portion is expected to have a four (4) year ratable vesting period, and the performance-based portion is expected to vest at the completion of three (3) years, depending upon performance relative to goals established by the Committee. The maximum achievable for the performance-based portion of the 2020 EIP is 175% of your target for the performance-based portion of the 2020 EIP. All incentive compensation (whether cash or equity) for all employees, including you, is subject to the discretion of the Committee.

Upon the occurrence of a Payment Trigger described in subparagraph (ii) of Paragraph (L) of Section 1 of the Executive Severance and Change in Control Agreement attached hereto as Exhibit A that you will have the opportunity to sign, all unvested shares subject to time-based vesting would become fully vested and any unvested shares subject to performance-based vesting would vest in accordance with the award agreement relating to such shares. You are eligible for this pro-rated incentive bonus pursuant to the 2020 Equity Incentive Plan.

Grant of Restricted Shares. You will be eligible, under the Company's 2014 Omnibus Incentive Plan, for a one-time Restricted Stock Award (the "Award"), on the terms and conditions set forth in the Award Notice and the 2014 Omnibus Incentive Plan, of 10,934 time-based Restricted Shares of the Company's Common Stock. The Restricted Shares will be subject to the terms, conditions and restrictions set forth in the Award Notice and will vest as set forth in the Award Notice. These shares are time-based on a four (4) year ratable vesting period.

Obligations. You may be required to serve as an officer and/or director of one or more subsidiaries of the Company, for which you will receive no additional compensation.

Benefits. A significant part of your total compensation at the Company is derived from a competitive benefits package for employees. Eligible Company employees may participate in health insurance benefits (medical, dental, and vision), life insurance, short term and long term disability, the Company's Employee Stock Purchase Plan, 401(k) Plan, and Flexible Spending Plan. All benefits are subject to the plan documents and eligibility requirements.

Paid Time Off. You will receive five (5) weeks of paid time off per year.

Business Travel and Expense. You will be expected to travel in connection with your employment. The Company will reimburse you for reasonable business expenses incurred in connection with your employment and in accordance with the Company's Business Entertainment and Travel Policy.  You will be provided a laptop and cellular phone at the Company's expense.

Confidential Information or Trade Secrets. You will observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property. You agree that you will comply with the Company's employee handbook, Code of Business Conduct and Ethics Policy, the Open Door Policy, the Whistleblower Policy, the Stock Ownership and Anti-Hedging and Pledging Policy, the Clawback Policy, and any other policies of the Company as they relate to employees, officers, or directors of the Company.

Executive Severance and Change in Control Agreement. You will have the opportunity to enter into an Executive Severance and Change in Control Agreement with the Company in the form of Exhibit A attached hereto and incorporated by reference herein.

Employment At-Will. This letter does not create an express or implied contract of employment or any other contractual commitment. This letter contains the complete, final, and exclusive embodiment of the understanding between you and the Company regarding the terms of your employment and supersedes in all respects any prior or other agreement or understanding, written or oral, between you and the Company with respect to the subject matter of this letter. Your employment relationship with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any reason or no reason, consistent with applicable law.

Notwithstanding the terms of this letter, the Company shall have the right change its compensation, welfare, benefit, incentive, and employment plans, policies, and terms from time to time in its sole discretion.

You represent and warrant that your signing of this letter and the performance of your obligations under it (including, without limitation, your employment with the Company and your performance of services for the Company) will not breach or be in conflict with any covenant not to compete and/or similar obligations by which you are or may be bound. You also agree that you will not disclose to or use on behalf of the Company any proprietary information of another person or entity without that person's or entity's consent.

Please review and acknowledge your acceptance of the terms of this letter by signing below and faxing or emailing the signed letter to my attention.

Sincerely,

/s/ James D. Reed

James Reed

President and Chief Executive Officer

I accept this offer of promotion with USA Truck, Inc. and agree to the terms and conditions outlined in the letter.

/s/ ZK	04/21/2020
Signature	Date
Zachary King
Full Name

Exhibit A

[Executive Severance and Change In Control

Agreement Attached]